Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Alvotech

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, nominal value $0.01 per ordinary share	457(c)	3,664,580 (2)	$8.86(3)	$32,468,178.8(3)	$0.00011020	$3,577.99
Total Offering Amount					$32,468,178.8		$3,577.99
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$3,577.99

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), Alvotech (the “Registrant”) is also registering an indeterminate number of additional ordinary shares, nominal value $0.01 per ordinary share, of the Registrant (“Ordinary Shares”) that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents 3,664,580 Ordinary Shares registered for resale by the Selling Securityholders.

(3)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is calculated as the product of 3,664,580 Ordinary Shares and $8.86, which is the average of the high and low trading prices of the Ordinary Shares on Nasdaq Global Market, on July 12, 2023.